SUB ITEM 77I


Effective April 18, 2008, MFS International New Discovery Fund, MFS Research Fund and MFS Total Return Fund, each a series of MFS Series Trust V, converted Class R shares (if offered) and Class R2 shares to Class R3 shares, and, effective April 21, 2008, redesignated Class R3, Class R4, and Class R5, as Class R2, Class R3, and Class R4, respectively.